Exhibit 99

FOR IMMEDIATE RELEASE	CONTACT:	Marsha J. Akin
Investor Relations
(630) 773-3800
www.ajg.com

ARTHUR J. GALLAGHER & CO. ANNOUNCES

SALE OF REINSURANCE OPERATIONS

Itasca, IL, February 22, 2008 — Arthur J. Gallagher & Co. announced that today it has signed definitive agreements to sell substantially all of Gallagher Re’s U.S. and U.K. reinsurance brokerage business to Aon Corporation. Under the agreements, Gallagher will receive initial payments of approximately $30 million in cash and potentially an additional $15 million in cash based on revenues generated in the 12 months following the close of the transactions.

Gallagher further announced that the U.S. transaction was completed today. The U.K. transaction is subject to certain conditions and is expected to be completed on or before April 30, 2008.

In the first quarter of 2008, and presented as a component of discontinued operations, Gallagher will record its best estimate of the sales proceeds and related charges as follows:

(in millions)
Estimated sales proceeds	$38
Non-cash loss on sale	(40)
Cash loss on sale	(20)

Net pretax loss on sale	$(22)

Throughout 2008, and presented as a component of discontinued operations, Gallagher will adjust its best estimate of the sales proceeds to be received and will also record approximately $15 million in related lease termination costs in the 3rd or 4th quarter 2008 when it winds down those leased facilities.

Arthur J. Gallagher & Co., an international insurance brokerage and risk management services firm, is headquartered in Itasca, Illinois, has operations in 13 countries and does business in more than 100 countries around the world through a network of correspondent brokers and consultants. Gallagher is traded on the New York Stock Exchange under the symbol AJG.

This press release may contain certain forward-looking statements relating to future results. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expected, depending on a variety of factors such as changes in worldwide and national economic conditions, changes in premium rates and in insurance markets generally and changes in securities and fixed income markets as well as developments in the areas of tax legislation. Please refer to our filings with the Securities and Exchange Commission, including Item 1, “Business – Information Concerning Forward-Looking Statements” and Item 1A, “Risk Factors”, of Gallagher’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for a more detailed discussion of these factors.

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